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                                     EXHIBIT 15.1


                            LETTER OF ARTHUR ANDERSEN LLP


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                           [Arthur Andersen LLP Letterhead]




May 3, 1996


Federal Express Corporation
Box 727
Memphis, Tennessee  38194


Ladies and Gentlemen:

We are aware that Federal Express Corporation will be incorporating by reference in this Form S-8 Registration Statement its Form 10-Q for the quarters ended August 31, 1995, November 30, 1995 and February 29, 1996, which include our reports dated September 14, 1995, December 13, 1995 and March 13, 1996, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, those reports are not considered part of this Registration Statement prepared or certified by our firm or reports prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,


/s/  ARTHUR ANDERSEN LLP
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Arthur Andersen LLP